Exhibit 99.1

Contacts:	Investors: Anna Marie Dunlap SVP Investor & Corporate Communications Corinthian Colleges, Inc. 714-424-2678 Media: Robert Jaffe Pondel Wilkinson, Inc. 310-279-5969
CORINTHIAN COLLEGES REPORTS
FISCAL 2006 THIRD QUARTER

Santa Ana, CA, April 28, 2006 — Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the third quarter ended March 31, 2006. The results met the Company’s previously issued guidance for revenue and earnings per share.
“Our operating margin has steadily improved since the beginning the fiscal year,” said Jack D. Massimino, Corinthian’s chief executive officer. “In the third quarter, our sequential margin improvement was primarily the result of more effective management of variable expenses such as marketing and bad debt. As anticipated, new student starts declined in the quarter compared to the same period last year, the result of low conversion rates in some of our lead source channels, the teach-out of our New Orleans campus due to hurricane damage, and the proactive steps we took to slow enrollment at three Georgia Medical Institute schools currently under accreditation scrutiny.”
“Revitalizing enrollment growth continues to be our main focus,” said Massimino. “We believe there are substantial growth opportunities in our core business which can be captured through improved execution. We are working to reduce turnover and build the capabilities of our managers and other employees, standardize processes, consolidate information systems, and create more competitive marketing programs. We expect these and other initiatives to improve growth and performance over time.”
Comparing the third quarter of fiscal 2006 with the same quarter of the prior year (All data presented includes the previously announced change in revenue recognition policy):
•	Net revenue was $250.3 million versus $252.8 million. The previously announced divestiture of Corporate Education Services (CES) reduced revenue by approximately $7.1 million in Q3 06. Excluding CES, revenue increased by approximately $4.6 million or 1.9%, in Q3 06 versus Q3 05.

•	Total student population was 69,403 versus 72,383.

•	Total student starts were 24,647 versus 25,985.

•	Operating income was $19.8 million compared with operating income of $36.2 million.

•	Net income was $14.7 million compared with $21.6 million.

•	Diluted earnings per share were $0.17 versus $0.23. Q3 06 includes stock-based compensation expense of $0.02 per share, reflecting our adoption of FAS 123R.
Comparing the first nine months of fiscal 2006 with the same period of the prior year:
•	Total revenue increased to $731.0 million from $724.2 million.

•	Operating income was $49.1 million compared with $94.5 million.

•	Net income was $32.8 million versus $56.7 million.

•	Diluted earnings per share were $0.36 versus $0.61.
Financial Review
As reported on August 22, 2005, we have changed our revenue recognition method for certain diploma programs. This change required a restatement of revenue for fiscal years 2001 through the first three quarters of fiscal 2005. Our fiscal 2005 Form 10-K contains the restated financial statements for the applicable time periods. The percent-of-revenue data presented below includes the effect of the change in revenue recognition policy for all periods presented.
Educational services expenses were 54.9% of revenue in Q3 06 versus 53.1% in Q3 05. The increase was mainly the result of higher compensation and increased facility costs, partially offset by lower bad debt expense. Bad debt expense was 4.0% of revenue in Q3 06 versus 4.8% in Q3 05. The decrease is the result of increased collections.
Marketing and admissions expenses were 26.3% of revenue in Q3 06 versus 24.2% in Q3 05. The increase is the result of higher advertising, admission representative compensation, and lead processing technology costs.
General and administrative (G&A) expenses were 10.1% of revenue in Q3 06 versus 8.4% in Q3 05. The increase is the result of higher compensation expenses and outside professional services fees.
Statement of Financial Accounting Standards No. 123R expense — We adopted FAS 123R at the beginning of fiscal 2006, resulting in stock-based compensation expense of 0.8% of revenue in Q3 06.
Operating margin — As a result of the factors outlined above, our operating margin was 7.9% in Q3 06 versus 14.3% in Q3 05.

Cash, restricted cash and marketable securities totaled $97.6 million at March 31, 2006, compared with $99.2 million at June 30, 2005. During this nine-month period we used $70 million to repurchase approximately 5.7 million shares of our common stock.
Cash flow from operations was $107.6 million in the first nine months of fiscal 2006 versus $103.2 million for the same period of fiscal 2005.
Capital expenditures were $35.5 million in the first nine months of fiscal 2006 compared with $60.9 million in the same period of fiscal 2005.
Guidance
We expect earnings for the fiscal 2006 fourth quarter ending June 30, 2006, to be approximately $0.13 — $0.15 per diluted share, including approximately $0.01 for stock-based compensation expense. The Company will provide more detailed guidance during its conference call today (details below).
Conference Call Today
We will host a conference call at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time) today, for the purpose of discussing third quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and www.earnings.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. EST, Friday, May 5. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use pass code 29773033.
About Corinthian Colleges, Inc.
Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 97 schools in 25 states in the U.S. and 34 schools in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or advance in their chosen career. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of fields, including healthcare, business, criminal justice, transportation maintenance, trades and technology.
Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the company’s statements regarding its expectation that it will be able to improve growth and operating performance over time; and its statements under the heading “Guidance” above. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including increased competition, potential higher average costs to offer new curricula, the company’s effectiveness in its regulatory compliance efforts, variability in the expense and effectiveness of the company’s advertising and promotional efforts, and the other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.
(In thousands, except per share data)
Consolidated Statements of Operations

	For the three months		For the nine months
	ended March 31,		ended March 31,
	2006	2005	2006	2005
		Restated		Restated
Net revenues	$250,253	$252,848	$731,014	$724,239
Operating expenses:
Educational services	137,328	134,256	409,843	390,992
General and administrative	25,253	21,148	71,021	63,845
Marketing and admissions	65,940	61,082	195,231	174,608
Stock based compensation	1,946	162	5,861	307

Total operating expenses	230,467	216,648	681,956	629,752

Income from operations	19,786	36,200	49,058	94,487

Interest (income)	(1,402)	(1,127)	(4,014)	(2,321)
Interest expense	739	1,280	2,517	3,192

Other (income) expense	(1,451)	274	(1,298)	(58)

Income (loss) before provision for income taxes	21,900	35,773	51,853	93,674
Provision (benefit) for income taxes	7,241	14,130	19,093	37,002

Net income	$14,659	$21,643	$32,760	$56,672

Income per common share:
Basic	$0.17	$0.24	$0.37	$0.63
Diluted	$0.17	$0.23	$0.36	$0.61

Weighted average number of common shares outstanding:
Basic	86,330	90,860	89,435	90,569
Diluted	87,790	93,131	90,899	92,668
Selected Consolidated Balance Sheet Data
(unaudited)

	March 31,	June 30,
	2006	2005
Cash, restricted cash, and marketable securities	$97,649	$99,238
Receivables, net (including long term notes receivable)	51,817	58,324
Current assets	203,101	229,965
Total assets	646,057	674,572
Current liabilities	156,398	139,707
Long-term debt and capital leases (including current portion)	45,770	66,791
Total liabilities	262,364	263,747
Total stockholders’ equity	383,693	410,825